Exhibit 10.26
Vanda Pharmaceuticals Inc.
Amended and Restated Employment Agreement
          This Employment Agreement (this “Agreement”) was entered into as of July 6, 2006, by and between Paolo Baroldi (the “Executive”) and Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”). This Agreement is hereby amended and restated as of November 4, 2008.
          1. Duties and Scope of Employment.
               (a) Position. For the term of his employment under this Agreement (“Employment”), the Company agrees to employ the Executive in the position of Senior Vice President and Chief Medical Officer. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Company’s Chief Executive Officer. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the Company’s board of directors (the “Board”) shall from time to time reasonably assign to him.
               (b) Obligations to the Company. During the term of his Employment, the Executive shall devote his full business efforts and time to the Company. During the term of his Employment, without the prior written approval of the Board, the Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation. The Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during the term of his Employment.
               (c) No Conflicting Obligations. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.
          2. Cash and Incentive Compensation.
               (a) Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of $250,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the

Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”)
               (b) Incentive Bonuses. The Executive shall be eligible for an annual incentive bonus with a target amount equal to 25% of his Base Compensation (the “Annual Target Bonus”). Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Board. Any bonus for the fiscal year in which Executive’s employment begins shall be prorated, based on the number of days Executive is employed by the Company during that fiscal year. Any incentive bonus for a fiscal year shall in no event be paid later than 2 1/2 months after the close of such fiscal year. Such bonus shall be paid only if Executive is employed by the Company at the time of payment. The determinations of the Board with respect to such bonus shall be final and binding.
               (c) Signing Bonus. The Company shall pay the Executive a signing bonus of $30,000 in the first pay period after the commencement of his Employment.
               (d) Relocation. The Company shall reimburse the reasonable expenses, not to exceed $20,000, that the Executive incurs in moving himself, his family and his household to the Rockville area.
               (e) Stock Options. Subject to the approval of the Compensation Committee of the Board, the Company shall grant the Executive an option covering 60,427 shares of the Company’s Common Stock. Such option shall be granted as soon as reasonably practicable after commencement of Employment. The per-share exercise price of such option shall be equal to the fair market value of one share of the Company’s Common Stock on the later of (i) the closing of the last trading day prior to date of the Board (or Compensation Committee) meeting or written consent approving such option or (ii) the date the Executive’s service to the Company commences. The term of such option shall be 10 years, subject to earlier expiration in the event of the termination of the Executive’s Employment. The option shall vest and become exercisable for 25% of the option shares after the first 12 months of the Executive’s continuous service and for the remaining option shares in equal monthly installments over the next three years of continuous service. The vested and exercisable portion of the option shall be determined by adding 24 months to the Executive’s actual period of service if, after a Change in Control (as defined in the 2006 Equity Incentive Plan (the “Plan”)), the Executive is subject to an Involuntary Termination (as defined in the Plan). The grant of such option shall be subject to the other terms and conditions set forth in the Plan and the Company’s form stock option agreement.
          3. Vacation and Employee Benefits. During the term of his Employment, the Executive shall be eligible for 20 paid vacation days each year in accordance with the Company’s standard policy for similarly situated employees, as it may be amended from time to time. During the term of his Employment, the Executive shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

          4. Business Expenses. During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
          5. Term of Employment.
               (a) Basic Rule. The Company agrees to continue the Executive’s Employment, and the Executive agrees to remain in Employment with the Company, from the date of this Agreement until the date the Executive’s Employment terminates pursuant to Subsection (b) below. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company may terminate the Executive’s Employment at any time, with or without cause. Any contrary representations which may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than Executive).
               (b) Termination. The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without cause, by giving the Executive 14 days’ advance notice in writing. The Executive may terminate his Employment by giving the Company 14 days’ advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death.
               (c) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Executive’s Employment pursuant to this Section 5, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.
               (d) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Executive’s obligations under Section 7.
          6. Termination Benefits.
               (a) General Release. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims and (iii) has returned all property of the Company in the Executive’s possession. The Company shall deliver the form of release to the Executive within 30 days after his Separation. The Executive shall execute the release within the period set forth in the form.

               (b) Severance Pay. If, during the term of this Agreement, a Separation occurs because the Company terminates the Executive’s Employment for any reason other than Cause or Permanent Disability, or because the Executive terminates his Employment within six months after a condition constituting Good Reason arises, then the Company shall pay the Executive:
          (i) Base Compensation. His Base Compensation for a period of 12 months following the Separation (the “Continuation Period”). Such Base Compensation shall be paid at the rate in effect at the time of the Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments shall commence within 30 days after the Executive returns the release described in Subsection (a) above.
          (ii) Bonus Compensation. A bonus (the “Severance Bonus”) in an amount determined as follows:
          (A) If the Separation occurs prior to the first anniversary of the date of this Agreement, the Severance Bonus shall be equal to a pro-rata portion of the anticipated first-year Annual Target Bonus, as determined by the Board in good faith.
          (B) If the Separation occurs on or following the first anniversary of the date of this Agreement and prior to the third anniversary of the date of this Agreement, the Severance Bonus shall be equal to the greater of (I) the most recent Annual Target Bonus and (II) the average of Annual Target Bonuses awarded for the prior years.
          (C) If the Separation occurs on or following the third anniversary of the date of this Agreement, the Severance Bonus shall be equal to the greater of (I) the most recent Annual Target Bonus and (II) the average of Annual Target Bonuses awarded for the prior three years.
The Severance Bonus shall be payable in accordance with the Company’s standard payroll procedures within 30 days after the Executive returns the release described in Subsection (a) above.
The amount of the salary continuation payments under this Subsection (b) shall be reduced by the amount of any severance pay or pay in lieu of notice that the Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).
               For purposes of the foregoing:
               “Cause” shall mean (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a material breach of any agreement between Executive and the Company; (iii) a material failure to comply with the Company’s written policies or rules; (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) gross negligence or willful misconduct which causes material harm to the Company; or (vi) a continued failure to perform assigned duties after receiving written notification of such failure from the Board.
               “Good Reason” shall mean any of the following events: (i) the Executive’s receipt of notice that his principal workplace will be relocated more than 30 miles; (ii) a reduction in the Executive’s base salary by more than 10%, unless pursuant to a Company-wide reduction affecting all employees proportionately; or (iii) a change in the Executive’s position with the Company that materially reduces his level of authority or responsibility. A condition shall not be considered “Good Reason” unless the Executive gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Executive’s written notice.
               “Permanent Disability” shall mean the Executive’s inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.
               “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          (c) Health Insurance. If Subsection (b) above applies, and if the Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Separation, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the Continuation Period, (ii) the expiration of the Executive’s continuation coverage under COBRA and (iii) the date the Executive is offered substantially equivalent health insurance coverage in connection with new employment.
          7. Non-Solicitation, Non-Disclosure and Non-Competition. The Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which agreement is incorporated herein by this reference.
          8. Successors.
               (a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
               (b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     9. Miscellaneous Provisions.
               (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
               (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
               (c) Whole Agreement. This Agreement supersedes the offer letter dated March 9, 2006. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
               (d) Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. For purposes of Section 409A of the Code, each periodic salary continuation payment under Section 6(b)(i) is hereby designated as a separate payment. If the Company determines that the Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (i) the payments under Section 6(b), to the extent not exempt from Section 409A of the Code, shall commence on the earliest practicable date that occurs more than six months after the Employee’s Separation and (ii) the payments that otherwise would have been made during the first six months following the Employee’s Separation shall be paid in a lump sum on the first day of the seventh month after his Separation. The Company shall not have a duty to design its compensation policies in a manner that minimizes the Employee’s tax liabilities, and the Employee shall not make any claim against the Company or the Board related to tax liabilities arising from the Employee’s compensation.
               (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland (except their provisions governing the choice of law).
               (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

               (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Executive’s Employment or the termination thereof, shall be settled in the State of Maryland, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Executive shall share equally all fees and expenses of the arbitrator. The Executive hereby consents to personal jurisdiction of the state and federal courts located in the State of Maryland for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either Executive or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between Executive and the Company).
               (h) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
               (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first written above.

/s/ Paolo Baroldi

Paolo Baroldi

Vanda Pharmaceuticals Inc.

By	/s/ Mihael H. Polymeropoulos

Title:	Chief Executive Officer